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                                                                     Exhibit 3.4


                                 BENTHOS, INC.

           By-Law Amendments adopted January 23, 1998
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     RESOLVED: that Article 3, Section 3.2, of the By-Laws of the Corporation be
               and hereby is amended to read in its entirety as follows:

               "Section 3.2 Special Meetings.
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                    So long as the Corporation has a class of voting stock
               registered under the Securities Exchange Act of 1934, as amended, special meetings of the stockholders may be called by the President or by a majority of the Directors and shall be called by the Clerk, or in case of the death, absence, incapacity or refusal of the Clerk, by any other officer, upon written application of one or more stockholders who hold at least 40 percent in interest of the capital stock entitled to vote at the meeting. Such call shall state the time, place and purposes of the meeting."

     RESOLVED: that Article 4, Section 4.1, of the By-Laws of the Corporation be and hereby is amended to read in its entirety as follows:

               "Section 4.1 Number and Election.
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                    The Board of Directors shall consist of not less than the
               minimum number of individuals permitted by law and shall be divided into three classes, such classes to be as nearly equal in number as possible. One of such classes of Directors shall be elected annually by the stockholders. Subject to the foregoing requirements and applicable law, the Board of Directors may, from time to time, fix the number of Directors and their respective classifications, provided that any such action does not operate to remove a Director elected by the stockholders or the Directors other than in the manner specified in the Articles of Organization or these By-Laws. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. Except as otherwise provided in accordance with the Articles of Organization or these By-Laws, the members of each class shall be elected for a term of three years and shall serve until their successors are elected and qualified. Any successor to a Director whose seat becomes vacant shall serve for the remainder of the term of his predecessor and until
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               his successor is elected and qualified. The number of Directors may be increased by the Directors by the affirmative vote of a majority of the Directors then in office."

    RESOLVED:  that Article 6, Section 6.2, of the By-Laws of the Corporation be
               and hereby is amended by deleting the first paragraph thereof in its entirety and by amending the third paragraph thereof to read in its entirety as follows:

                    "A Director may be removed from office only for cause by
               vote of either (a) the holders of a majority of the shares outstanding and entitled to vote in the election of Directors or
               (b) a majority of the Directors then in office. "Cause" shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of an action involving moral turpitude or (v) commission of an action that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation."

     RESOLVED: that the first paragraph of Article 6, Section 6.3, of the By-
               Laws of the Corporation be amended to read in its entirety as follows:

                    "Any vacancy at any time existing in the Board of Directors, whether resulting from an increase in the size of the Board of Directors, from the death, resignation, disqualification or removal of a Director or otherwise, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office."